SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

(Amendment No.__)*

Volterra Semiconductor Corporation
(Name of Issuer)

Common Stock

(Title of Class of Securities)

928708106

 (CUSIP Number)

October 23, 2007

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐

Rule 13d-1(b)

☒

Rule 13d-1(c)

☐

Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed'' for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act'') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1of 17 Pages

Exhibit Index Contained on Page 15

CUSIP NO. 928708106	13G	Page 2 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Management VII, LLC (“ICM7”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)☐	(b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited liability company)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 964,000 shares, which shares are directly owned by Integral Capital Partners VII, L.P. (“ICP7”). ICM7 is the general partner of ICP7.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 964,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
964,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928708106	13G	Page 3 of 17Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Management VIII, LLC (“ICM8”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)☐	(b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited liability company)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 431,000 shares, which are directly owned by Integral Capital Partners VIII, L.P. (“ICP8”). ICM8 is the general partner of ICP8.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 431,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
431,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928708106	13G	Page 4 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Lagniappe Capital, LLC (“Lagniappe”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)☐	(b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited liability company)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 66,800 shares, which are directly owned by Proteus Capital, L.P. (“Proteus”). Lagniappe is the general partner of Proteus.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 66,800 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
66,800 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928708106	13G	Page 5 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Partners VII, L.P. (“ICP7”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)☐	(b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited partnership)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 964,000 shares are directly owned by ICP7. Integral Capital Management VII, LLC is the general partner of ICP7.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 964,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
964,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.9%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928708106	13G	Page 6 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Integral Capital Partners VIII, L.P. (“ICP8”)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)☐	(b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware (limited partnership)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 431,000 shares, which are directly owned by ICP8. Integral Capital Management VIII, LLC is the general partner of ICP8.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 431,000 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
431,000 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.7%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928708106	13G	Page 7 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Proteus Capital, L.P. (“Proteus)
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)☐	(b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California (limited partnership)
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER 66,800 shares, which are directly owned by Proteus. Lagniappe Capital, LLC is the general partner of Proteus.
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 66,800 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
66,800 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON* PN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 928708106	13G	Page 8 of 17 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Christopher M. Nawn
2	CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a)☐	(b)☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America
	5	SOLE VOTING POWER -0-
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6

SHARED VOTING POWER

66,800 shares, which are directly owned by Proteus Capital, L.P.  Lagniappe Capital, LLC is the General Partners of Proteus Capital, L.P.  Christopher M. Nawn is the sole manager of Lagniappe Capital, LLC.

	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 66,800 shares (see response to Item 6)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
66,800 shares
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.3%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT!

Page 9 of 17 Pages

ITEM 1(a).

NAME OF ISSUER:

Volterra Semiconductor Corporation

ITEM 1(b).

ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

3839 Spinnaker Court

Fremont, CA  94538

ITEM 2(a), (b), (c).

NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

This statement is being filed by Integral Capital Management VII, LLC, a Delaware limited liability company (“ICM7”) and Integral Capital Management VIII, LLC, a Delaware limited liability company (“ICM8”), Lagniappe Capital, LLC (“Lagniappe”) and Christopher M. Nawn (“Nawn”).  The principal business address of ICM7, ICM8, Lagniappe Capital and Nawn is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California   94025.

ICM7 is the general partner of Integral Capital Partners VII, L.P., a Delaware limited partnership (“ICP7”).  ICM8 is the general partner of Integral Capital Partners VIII, L.P., a Delaware limited partnership (“ICP8”).  Lagniappe is the general partner of Proteus Capital, L.P., a California limited partnership (“Proteus”) and Mr. Nawn is the sole manager of Lagniappe.  With respect to ICM7, ICM8, Lagniappe and Mr. Nawn, this statement relates only to ICM7’s, ICM8’s, Lagniappe’s and Mr. Nawn’s indirect, beneficial ownership of shares of Common Stock of the Issuer (the “Shares”).  The Shares have been purchased by ICP7, ICP8 and Proteus, and none of ICM7, ICM8, Lagniappe or Mr. Nawn directly or otherwise holds any Shares. Management of the business affairs of ICM7 and ICM8, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM7 and ICM8, respectively, such that no single manager of ICM7 or ICM8 has voting and/or dispositive power of the Shares.

ITEM 2(d).

TITLE OF CLASS OF SECURITIES:

Common Stock

Page 10 of 17 Pages

ITEM 2(e).

CUSIP NUMBER:

928708106

ITEM 3.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Exchange Act.
(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act.
(e)	[ ]	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	[ ]	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	[ ]	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	[ ]	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	[ ]	A church plan that is excluded from the definition of an investment company under Section3(c)(14) of the Investment Company Act;
(j)	[ ]	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  [ X ].

ITEM 4.

OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

A.

Integral Capital Management VII, LLC (“ICM7”)

(a)

Amount Beneficially Owned:  964,000

(b)

Percent of Class:  3.9%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote: 964,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  964,000

Page 11 of 17 Pages

B.

Integral Capital Management VIII, LLC (“ICM8”)

(a)

Amount Beneficially Owned:  431,000

(b)

Percent of Class:  1.7%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  431,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  431,000

C.

Lagniappe Capital, LLC (“Lagniappe”)

(a)

Amount Beneficially Owned:  66,800

(b)

Percent of Class:  0.3%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  66,800

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  66,800

D.

Integral Capital Partners VII, L.P. (“ICP7”)

(a)

Amount Beneficially Owned:  964,000

(b)

Percent of Class: 3.9%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  964,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  964,000

Page 12 of 17 Pages

E.

Integral Capital Partners VIII, L.P. (“ICP8”)

(a)

Amount Beneficially Owned:  431,000

(b)

Percent of Class: 1.7%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote: 431,000

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition: 431,000

F.

Proteus Capital, L.P. (“Proteus”)

(a)

Amount Beneficially Owned:  66,800

(b)

Percent of Class:  0.3%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  66,800

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  66,800

G.

Christopher M. Nawn (“Nawn”)

(a)

Amount Beneficially Owned:  66,800

(b)

Percent of Class:  0.3%

(c)

Number of shares as to which such person has:

1.

Sole power to vote or to direct vote:  -0-

2.

Shared power to vote or to direct vote:  66,800

3.

Sole power to dispose or to direct the disposition:  -0-

4.

Shared power to dispose or to direct the disposition:  66,800

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  [   ].

Page 13 of 17 Pages

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
Not applicable.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8.	IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

Not applicable

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable

ITEM 10.	CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 25, 2007

INTEGRAL CAPITAL MANAGEMENT VII LLC

By /s/ Pamela K. Hagenah
Pamela K. Hagenah
a Manager

INTEGRAL CAPITAL MANAGEMENT VIII LLC

By /s/ Pamela K. Hagenah
Pamela K. Hagenah
a Manager

Page 14 of 17 Pages

LAGNIAPPE CAPITAL LLC

By /s/ Christopher M. Nawn
Christopher M. Nawn
Manager

INTEGRAL CAPITAL PARTNERS VII L.P

By Integral Capital Management VII, LLC,
its General Partner

By /s/ Pamela K. Hagenah
Pamela K. Hagenah
a Manager

INTEGRAL CAPITAL PARTNERS VIII L.P

By Integral Capital Management VIII, LLC
its General Partner

By /s/ Pamela K. Hagenah
Pamela K. Hagenah
a Manager

PROTEUS CAPITAL L.P.

By Lagniappe Capital, LLC
its General Partner

By /s/ Christopher M. Nawn
Christopher M. Nawn
Manager

/s/ Christopher M. Nawn
Christopher M. Nawn

Page 15 of 17 Pages

EXHIBIT INDEX

Found on
Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	16

Page 16 of 17 Pages

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated October 24, 2007 containing the information required by Schedule 13G, for the 1,461,800 Shares of capital stock of Volterra Semiconductor Corporation held by Integral Capital Partners VII, L.P., a Delaware limited partnership, Integral Capital Partners VIII, L.P., a Delaware limited partnership, and Proteus Capital, L.P., a California limited partnership..

Date:  October 24, 2007

INTEGRAL CAPITAL MANAGEMENT VII LLC

By /s/ Pamela K. Hagenah
Pamela K. Hagenah
a Manager

INTEGRAL CAPITAL MANAGEMENT VIII LLC

By /s/ Pamela K. Hagenah
Pamela K. Hagenah
a Manager

LAGNIAPPE CAPITAL LLC

By /s/ Christopher M. Nawn
Christopher M. Nawn
Manager

Page 17 of 17 Pages

INTEGRAL CAPITAL PARTNERS VII, L.P.

By Integral Capital Management VII, LLC,
its General Partner

By /s/ Pamela K. Hagenah
Pamela K. Hagenah
a Manager

INTEGRAL CAPITAL PARTNERS VIII, L.P.

By Integral Capital Management VIII, LLC,
its General Partner

By s/ Pamela K. Hagenah
Pamela K. Hagenah
a Manager

.	PROTEUS CAPITAL, L.P

By Lagniappe Capital, LLC
its General Partner

By /s/ Christopher M. Nawn
Christopher M. Nawn
Manager

/

s/ Christopher M. Nawn
Christopher M. Nawn